The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Second Quarter Financial Results

Adjusted diluted EPS of $1.19; reported diluted EPS of $0.88

Company adjusts full-year earnings outlook

MARYSVILLE, Ohio (May 5, 2008) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced that a slow start to the lawn and garden season led to a decline in sales and net income for the second quarter ended March 29, 2008 compared with the same period a year ago.

“Cold and wet weather in March caused the season to break later than normal in most parts of our business, which adversely affected our sales,” said Jim Hagedorn, chairman and chief executive officer. “In addition, recent product recalls resulted in a pre-tax charge of $31 million during the quarter. While that charge was excluded from adjusted earnings, the recalls had a significant impact on our reported net income.

“Although consumer purchases increased 24 percent in April - traditionally our most important month of the year - the combination of the slow start to the season and a generally weak consumer environment, combined with lost future sales related to the recalls and continued pressure from commodities, now makes it unlikely that we will achieve our initial full-year outlook.”

Sales for the second quarter declined 4 percent to $958 million compared with $993 million a year earlier. Sales were down 6 percent excluding the impact of foreign exchange. The Company’s largest segment, Global Consumer, reported a 6 percent decline to $802 million due primarily to a 9 percent decline in North America. Consumer sales in Europe increased 10 percent, or were flat excluding the impact of foreign exchange rates. Scotts LawnService sales were $32 million compared with $34 million a year earlier, and Smith & Hawken sales were $25 million compared with $30 million. Global Professional sales increased by 29 percent to $100 million from $77 million the same period a year earlier. Excluding the impact of foreign exchange rates, Global Professional sales increased 20 percent.

Gross margin rate in the quarter was 33.7 percent compared with 37.1 percent a year ago. Product recalls negatively impacted gross margin rate by 240 basis points. Excluding the impact of the recalls, second quarter gross margin rate was 36.1 percent. The remaining 100 basis point decline was attributable to increased promotional costs. Selling, general and administrative expense increased 3 percent to $208 million.

Net income for the quarter was $58.0 million, or $0.88 per diluted share, compared with $83.4 million, or $1.23 per diluted share, a year earlier. On an adjusted basis - which excludes the recalls as well as refinancing costs in the second quarter of fiscal 2007 - the Company reported adjusted net income of $77.7 million, or $1.19 per diluted share, compared with $95.1 million, or $1.40 per diluted share, a year earlier.

During the second quarter of 2007, the Company recapitalized, increasing its long-term borrowings by more than $750 million in order to return cash to shareholders through a share repurchase and special one-time dividend. On a pro forma adjusted basis - which excludes costs related to the refinancing and assumes the recapitalization had occurred at the beginning of fiscal 2007 - the Company’s second quarter earnings per share of $1.19 would have compared with $1.37 for the same period a year ago.

FIRST HALF DETAILS

Net sales through the first six months were $1.27 billion, flat from 2007 and down 2 percent excluding the impact of foreign exchange rates. Gross margin rate was 31.1 percent compared with 33.5 percent. Excluding the impact of the product recalls, gross margin rate was 33.0 percent. SG&A increased 2 percent to $353 million. Reported net income was $1.2 million, or $0.02 per diluted share, compared with $24.0 million, or $0.35 per diluted share, the same period last year.

Excluding costs related to the product recalls - as well as refinancing costs in 2007 - adjusted net income for the first six months was $20.9 million, or $0.32 per diluted share, compared with $35.7 million, or $0.52 per diluted share, a year earlier. On a pro forma adjusted basis, earnings per share of $0.32 compared with $0.31 for the first half of fiscal 2007.

FULL-YEAR OUTLOOK

The Company revised its full-year outlook and now expects adjusted earnings to range from $2.00 to $2.20 per share based on the following reasons:

•
Although consumer purchases have been strong in recent weeks, the Company expects consumer purchases to be lower-than-expected on a full-year basis due to a slow start to the season and broader macroeconomic issues.

•	Continued pressure from commodity costs that are likely to affect second-half results.

•
The impact of future lost sales and unplanned administrative expenses - such as legal and consulting fees - resulting from the product recalls. This impact excludes direct costs of the product recalls which are excluded from adjusted earnings and does not currently include any potential fines or penalties in relation to the recalls or the potential for additional recalls.

“While we’re disappointed that we won’t meet our original projections, our team remains focused on delivering the best results possible,” Hagedorn said. “Overall, the category appears to be holding up well in the context of an increasingly uncertain economic environment. The fact that our core consumers and our retail partners remain engaged in the category also reinforces our confidence in the business.

“While we could make aggressive cuts in planned strategic investments to improve our results this year, we believe such a move would be detrimental to the long-term growth of the business. We will continue to invest in key strategic initiatives throughout the balance of this year that we believe will further strengthen our leadership position in the marketplace and enhance long-term shareholder value.”

The Company will discuss its second quarter results during a Webcast and conference call at 5 p.m. Eastern Time today. The call will be available live on the investor relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.

An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the Web site for at least 12 months.

About ScottsMiracle-Gro

With more than $2.9 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.

Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company’s management, and the company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:

•	Adverse weather conditions could adversely affect our sales and financial results;
•	Our historical seasonality could impair our ability to pay obligations and operating expenses as they come due and operating expenses;
•	Our substantial indebtedness could adversely affect our financial health;
•	Public perceptions regarding the safety of our products, particularly in light of our recently announced product recalls, could adversely affect us;
•
Costs associated with our recently announced product recalls and the corresponding governmental investigation, including recall costs, legal and advertising expenses, lost sales and potential governmental fines could adversely affect our financial results;

•	The loss of one or more of our top customers could adversely affect our financial results because of the concentration of our sales to a small number of retail customers;
•	The expiration of certain patents could substantially increase our competition in the United States;
•	Compliance with environmental and other public health regulations could increase our cost of doing business; and
•	Our significant international operations make us more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the company’s publicly filed quarterly, annual and other reports.

Contact:
Jim King
Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three and Six Months
Ended March 29, 2008 and March 31, 2007
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 10

		Three Months Ended			Six Months Ended
		March 29,	March 31,	%	March 29,	March 31,	%
	Footnotes	2008	2007	Change	2008	2007	Change

Net sales		$958.0	$993.3	-4%	$1,266.7	$1,264.5	0%
Cost of sales		612.6	624.9		850.0	840.8
Cost of sales - product recalls		22.6	-		22.6	-

Gross profit		322.8	368.4	-12%	394.1	423.7	-7%
% of sales		33.7%	37.1%		31.1%	33.5%

Operating expenses:
Selling, general and administrative		208.4	203.0	3%	352.7	345.2	2%
SG&A - product recalls		1.2	-		1.2	-
Other income, net		(1.0)	(1.1)		(4.2)	(3.4)

Total operating expenses		208.6	201.9	3%	349.7	341.8	2%

Income from operations		114.2	166.5	-31%	44.4	81.9	-46%
% of sales		11.9%	16.8%		3.5%	6.5%

Costs related to refinancings		-	18.3		-	18.3
Interest expense		23.5	17.9		42.5	26.1

Income before taxes		90.7	130.3	-30%	1.9	37.5	-95%

Income tax expense		32.7	46.9		0.7	13.5

Net income		$58.0	$83.4	-30%	$1.2	$24.0	-95%

Basic income per share	(1)	$0.90	$1.26	-29%	$0.02	$0.36	-94%

Diluted income per share	(2)	$0.88	$1.23	-28%	$0.02	$0.35	-94%

Common shares used in basic income per share calculation		64.4	66.1	-3%	64.3	66.6	-3%

Common shares and potential common shares used in diluted income per share calculation		65.6	67.8	-3%	65.7	68.4	-4%

Results of operations excluding restructuring, refinancing charges, loss on impairment and other charges:

Adjusted net income	(4)	$77.7	$95.1	-18%	$20.9	$35.7	-41%

Adjusted diluted income per share	(2) (4)	$1.19	$1.40	-15%	$0.32	$0.52	-39%

Adjusted EBITDA	(3) (4)	$145.7	$184.2	-21%	$93.1	$116.0	-20%

Pro forma results as if the recapitalization transactions and related debt restructuring occurred as of the the beginning of each fiscal year

Pro forma adjusted net income	(4) (5)	$77.7	$89.2	-13%	$20.9	$20.5	2%

Pro forma adjusted diluted income per share	(4) (5)	$1.19	$1.37	-13%	$0.32	$0.31	1%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales by Segment - Three and Six Months
Ended March 29, 2008 and March 31, 2007
(in millions)
(unaudited)

	Three Months Ended
	March 29,	March 31,
	2008	2007	% Change

Global Consumer	$801.9	$852.3	-6%

Global Professional	99.5	77.1	29%

Scotts LawnService®	32.0	33.7	-5%

Corporate & Other	24.6	30.2	-19%

Consolidated	$958.0	$993.3	-4%

	Six Months Ended
	March 29,	March 31,
	2008	2007	% Change

Global Consumer	$968.8	$996.8	-3%

Global Professional	161.9	133.6	21%

Scotts LawnService®	70.3	59.5	18%

Corporate & Other	65.7	74.6	-12%

Consolidated	$1,266.7	$1,264.5	0%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
March 29, 2008, March 31, 2007 and September 30, 2007
(Unaudited)
(in millions)
	March 29,	March 31,	September 30,
	2008	2007	2007

ASSETS
Current assets
Cash and cash equivalents	$76.9	$43.5	$67.9
Accounts receivable, net	1,035.1	1,001.0	397.8
Inventories, net	625.1	571.9	405.9
Prepaids and other current assets	159.7	131.0	127.7

Total current assets	1,896.8	1,747.4	999.3

Property, plant and equipment, net	363.3	369.2	365.9
Goodwill, net	467.3	475.0	462.9
Other intangible assets, net	417.9	421.7	418.8
Other assets	25.6	29.5	30.3

Total assets	$3,170.9	$3,042.8	$2,277.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of debt	$281.8	$23.7	$86.4
Accounts payable	368.0	341.5	202.5
Other current liabilities	421.2	355.8	297.7

Total current liabilities	1,071.0	721.0	586.6

Long-term debt	1,445.9	1,783.2	1,031.4
Other liabilities	187.8	163.8	179.9

Total liabilities	2,704.7	2,668.0	1,797.9

Shareholders' equity	466.2	374.8	479.3

Total liabilities and shareholders' equity	$3,170.9	$3,042.8	$2,277.2

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three
Months Ended March 29, 2008 and March 31, 2007
Note: See Notes 3, 4 and 5 to the Accompanying Footnotes on Page 10
	Three Months Ended March 29, 2008			Three Months Ended March 31, 2007
	As Reported	Product Recalls	Adjusted	As Reported	Costs related to refinancings	Adjusted	Pro Forma Adjustments	Pro Forma Adjusted
Net sales	$958.0	$(19.0)	$977.0	$993.3	$-	$993.3	$-	$993.3
Cost of sales	612.6	(12.0)	624.6	624.9	-	624.9	-	624.9
Cost of sales - product recalls	22.6	22.6	-	-	-	-	-	-

Gross profit	322.8	(29.6)	352.4	368.4	-	368.4	-	368.4
% of sales	33.7%		36.1%	37.1%		37.1%		37.1%

Operating expenses:
Selling, general and administrative	208.4	-	208.4	203.0	-	203.0	-	203.0
SG&A - product recalls	1.2	1.2	-	-	-	-	-	-
Other income, net	(1.0)	-	(1.0)	(1.1)	-	(1.1)	-	(1.1)

Total operating expenses	208.6	1.2	207.4	201.9	-	201.9	-	201.9

Income from operations	114.2	(30.8)	145.0	166.5	-	166.5	-	166.5
% of sales	11.9%		14.8%	16.8%		16.8%		16.8%

Costs related to refinancings	-	-	-	18.3	18.3	-	-	-
Interest expense	23.5	-	23.5	17.9	-	17.9	9.3	27.2

Income before taxes	90.7	(30.8)	121.5	130.3	(18.3)	148.6	(9.3)	139.3

Income tax expense	32.7	(11.1)	43.8	46.9	(6.6)	53.5	(3.4)	50.1

Net income (reported, adjusted and pro forma)	$58.0	$(19.7)	$77.7	$83.4	$(11.7)	$95.1	$(5.9)	$89.2

Basic income per share	$0.90	$(0.31)	$1.21	$1.26	$(0.18)	$1.44	$(0.04)	$1.41

Diluted income per share	$0.88	$(0.30)	$1.19	$1.23	$(0.17)	$1.40	$(0.03)	$1.37

Common shares used in basic income per share calculation	64.4	64.4	64.4	66.1	66.1	66.1		63.4

Common shares and potential common shares used in diluted income per share calculation	65.6	65.6	65.6	67.8	67.8	67.8		65.2

Net income	58.0			83.4
Income tax expense	32.7			46.9
Interest expense	23.5			17.9
Restructuring and other charges	14.1			-
Costs related to refinancing	-			18.3
Depreciation	13.3			13.7
Amortization, including marketing fees	4.1			4.0

Adjusted EBITDA	$145.7			$184.2

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Six
Months Ended March 29, 2008 and March 31, 2007
Note: See Notes 3, 4 and 5 to the Accompanying Footnotes on Page 10
	Six Months Ended March 29, 2008			Six Months Ended March 31, 2007
	As Reported	Product Recalls	Adjusted	As Reported	Costs related to refinancings	Adjusted	Pro Forma Adjustments	Pro Forma Adjusted
Net sales	$1,266.7	$(19.0)	$1,285.7	$1,264.5	$-	$1,264.5	$-	$1,264.5
Cost of sales	850.0	(12.0)	862.0	840.8	-	840.8	-	840.8
Cost of sales - product recalls	22.6	22.6	-	-	-	-	-	-

Gross profit	394.1	(29.6)	423.7	423.7	-	423.7	-	423.7
% of sales	31.1%		33.0%	33.5%		33.5%		33.5%

Operating expenses:
Selling, general and administrative	352.7	-	352.7	345.2	-	345.2	-	345.2
SG&A - product recalls	1.2	1.2	-	-	-	-	-	-
Other income, net	(4.2)	-	(4.2)	(3.4)	-	(3.4)	-	(3.4)

Total operating expenses	349.7	1.2	348.5	341.8	-	341.8	-	341.8

Income from operations	44.4	(30.8)	75.2	81.9	-	81.9	-	81.9
% of sales	3.5%		5.8%	6.5%		6.5%		6.5%

Costs related to refinancings	-	-	-	18.3	18.3	-	-	-
Interest expense	42.5	-	42.5	26.1	-	26.1	23.6	49.7

Income before taxes	1.9	(30.8)	32.7	37.5	(18.3)	55.8	(23.6)	32.2

Income tax expense	0.7	(11.1)	11.8	13.5	(6.6)	20.1	(8.4)	11.7

Net income (reported, adjusted and pro forma)	$1.2	$(19.7)	$20.9	$24.0	$(11.7)	$35.7	$(15.2)	$20.5

Basic income per share	$0.02	$(0.31)	$0.33	$0.36	$(0.18)	$0.54	$(0.04)	$0.32

Diluted income per share	$0.02	$(0.30)	$0.32	$0.35	$(0.17)	$0.52	$(0.03)	$0.31

Common shares used in basic income per share calculation	64.3	64.3	64.3	66.6	66.6	66.6		63.0

Common shares and potential common shares used in diluted income per share calculation	65.7	65.7	65.7	68.4	68.4	68.4		65.0

Net income	1.2			24.0
Income tax expense	0.7			13.5
Interest expense	42.5			26.1
Restructuring and other charges	14.1			-
Costs related to refinancing	-			18.3
Depreciation	26.4			26.4
Amortization, including marketing fees	8.2			7.7

Adjusted EBITDA	$93.1			$116.0

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
(in millions, except per share data)

Results of Operations

(1)	Basic earnings per common share is calculated by dividing net income by average common shares outstanding during the period.

(2)
Diluted income per share is calculated by dividing net income by the average common shares and dilutive potential common shares (common stock options, stock appreciation rights, and restricted stock) outstanding during the period.

(3)
"Adjusted EBITDA" is defined as net income before interest, taxes, depreciation and amortization as well as certain other items such as the impact of discontinued operations, the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items effecting net income. Adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.

(4)
The Reconciliation of non-GAAP Disclosure Items includes the following non-GAAP financial measures:

Adjusted net income and adjusted diluted income per share - These measures exclude charges or credits relating to refinancings, impairments, restructurings, product recalls, and other unusual items as such costs or gains relate to discrete projects or transactions that are apart from and not indicative of the results of the operations of the business.

Pro forma adjusted net income and pro forma adjusted diluted income per share - These measures include interest expense and diluted shares which have been computed as if the recapitalization transactions were completed as described in Note 5 below.

Adjusted EBITDA - The presentation of adjusted EBITDA is provided as a convenience to the Company's lenders because adjusted EBITDA is a component of certain debt covenants.

Free cash flow - This annual measure is often used by analysts and creditors as a measure of a company’s ability to service debt, reinvest in the business beyond normal capital expenditures, and return cash to shareholders. Free cash flow is equivalent to cash provided by operating activities as defined by generally accepted accounting principles less capital expenditures.

The Company believes that the disclosure of these non-GAAP financial measures provides useful information to investors or other users of the financial statements, such as lenders.

(5)
During the second quarter of fiscal 2007, Scotts Miracle-Gro completed a significant recapitalization plan. The objective of this plan, announced on December 12, 2006, was to return $750 million to the Company's shareholders. This was accomplished via a share repurchase that totaled $245.5 million, or 4.5 million shares, which was completed via a modified Dutch auction tender offer on February 14, 2007, and a special one-time cash dividend of $8.00 per share, totaling $508.0 million, which was paid on March 5, 2007 to shareholders of record as of February 26, 2007.

In order to fund these transactions, the Company entered into new credit facilities aggregating to $2.15 billion. As part of this debt restructuring, the Company launched a successful tender offer for all of its $200 million 6 5/8% senior subordinated notes, which were retired in the second quarter.

Subsequent to the completion of this recapitalization, the Company's interest expense has been and will be significantly higher as a result of the borrowings incurred to fund the cash returned to shareholders and related expenses. The following pro forma incremental interest expense has been determined as if the Company had completed these recapitalization transactions as of October 1, 2006 for fiscal 2007. Borrowing rates in effect as of March 30, 2007 were used to compute this pro forma interest expense. As the recapitalization involved a share repurchase, pro forma diluted shares are also provided.

	Fiscal 2007
	Q1	Q2
Incremental interest on recapitalization borrowings	$13.1	$8.7
New credit facility interest rate differential	1.0	0.5
Incremental amortization of new credit facility fees	0.2	0.1

Pro forma incremental interest from recapitalization	$14.3	$9.3

Year-to-date incremental interest		$23.6

Common shares and potential common shares used
in diluted income per share calculation	67.2	67.8
Incremental impact of repurchased shares	(4.5)	(2.7)
Incremental impact on potential common shares	-	0.1

Pro forma diluted shares	62.7	65.2

Year-to-date pro forma diluted shares		65.0